EXHIBIT E

Montevideo, March 6, 2018

República Oriental del Uruguay

Ministry of Economy and Finance

Colonia 1089 – Third Floor

11100 Montevideo

Uruguay

Ladies and Gentlemen:

I have acted as Legal Counsel to the Ministry of Economy and Finance of República Oriental del Uruguay (the “Republic”) in connection with the Registration Statement under Schedule B of the United States Securities Act of 1933, as amended, being filed by the Republic with the United States Securities and Exchange Commission on the date hereof (the “Registration Statement”), pursuant to which the Republic proposes to issue and sell from time to time up to US$6,388,996,458 of its debt securities (the “Debt Securities”) and warrants to purchase Debt Securities.

In arriving at the opinions expressed below, I have reviewed the following:

(i)	the Registration Statement, and the related prospectus included therein;

(ii)	the Indenture dated October 27, 2015 between the Republic and The Bank of New York Mellon, as Trustee (the “Indenture”), incorporated by reference as an exhibit to the Registration Statement;

(iii)	the forms of the Debt Securities included as exhibits to the Indenture;

(iv)	all relevant provisions of the Constitution of the Republic and all relevant laws and orders of each of the Republic, under which the issuance of the Debt Securities has been authorized (English translations of which are attached as exhibits hereto), including, but not limited to:

1)	the Constitution of the Republic, in particular Articles 85(6) and 196;

2)	Law No. 17,947 dated January 8, 2006 (as amended by Article 266 of Law 18,834 dated November 4, 2011, Articles 735 and 736 of Law 19,355 dated December 19, 2015 and Article 184 of Law 19,438 dated October 14, 2016); and

(v)	all such other documents, instruments and rules as I have deemed necessary as a basis for the opinion hereinafter expressed.

It is my opinion that under and with respect to the present laws of the Republic, the Debt Securities, when executed and delivered by the Republic, authenticated pursuant to the Indenture and delivered as contemplated by the Registration Statement, will constitute valid and legally binding obligations of the Republic; provided that each series of Debt Securities shall require the promulgation of a Decree by the Executive Power of the Republic specifically authorizing the issuance of such Debt Securities and setting forth the terms thereof, including the maximum aggregate principal amount of such Debt Securities, which must comply with limits established by applicable law.

I hereby consent to the filing of this opinion as Exhibit E to the Registration Statement. In giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Gonzalo Muñiz Marton
Dr. Gonzalo Muñiz Marton
Counsel of the Ministry of Economy and Finance of
República Oriental del Uruguay

EXHIBITS

NATIONAL CONSTITUTION (English translation of excerpt)

Article 85. It is within the scope of the General Assembly:

6) To authorize, at the request of the Executive Power, the National Public Debt, consolidate the same, designate its guarantees and regulate the public credit, being it required in the first three cases, the absolute majority vote of all the members of each Chamber.

Article 196.

There shall be a Central Bank of the Republic, which shall be organized as an autonomous entity, and it shall have the powers and duties specified in a law approved by more than half of the full membership of each Chamber.

Law Nº 17,947

English Translation

http://www.impo.com.uy/bases/leyes/17947-2006

The Senate and the Chamber of Representatives of the Republic of Uruguay having met together as General Assembly

DECREE:

Article 1.-

For the purposes of this law, the Net Public Debt is constituted by the net liabilities—in accordance with the current measurement criteria of the Central Bank of Uruguay—by the Central Government, the Central Bank of Uruguay, the National Railway Administration; the National Fuel, Alcohol, and Portland Administration; the National Port Administration; the National Postal Administration; the National Telecommunications Administration; the National Colonization Institute; the Administration of State Sanitary Works; the National Administration of Electric Works and Transmission; the Social Security Bank and the State Insurance Bank.

For the purposes of determining the net debt, the monetary base shall be included as a liability. (*)

(*)

Notes:

Drafting given by: Law No. 18.834 of 04/11/2011 article 266.

Article 2.-

Pursuant to the provisions of numeral 6 (6) of article 85 of the Constitution of the Republic, authorized the Executive Power to issue national public debt provided that the increase in the net public debt at the close of each fiscal year with respect to the last business day of the previous year, do not exceed the following amounts:

A) 16,000,000,000 IU (sixteen billion indexed units) in fiscal year 2015.

B) 21,000,000,000 IU (twenty-one billion indexed units) in 2016.

C) 17,000,000,000 IU (seventeen billion indexed units) in 2017.

D) 15,000,000,000 IU (fifteen billion indexed units) in the 2018 financial year.

E) 13,500,000,000 IU (thirteen thousand five hundred million indexed units) as from 2019.

When adverse climatic conditions determine that the National Administration of Electric Works and Transmission (UTE) must assume extraordinary costs for the generation of energy, the ceiling referred to in the previous paragraph may be further increased in up to a maximum of 1.5% (one with five percent) of the Gross Domestic Product (GDP).

In no case, for the purposes set out in this article, the costs extraordinary expenses incurred by UTE, together with the variation of the Energy Stabilization Fund (article 773 of Law No. 18,719, of December 2010) may exceed 1.5% (one with five percent) of the PBI. The Executive Branch shall report to the General Assembly. (*)

(*) Notes:

Drafting given by: Law No. 19.438 of 10/14/2016 article 184.

Article 3.-

The ceilings set forth in the foregoing articles may be adjusted with respect to the amounts that be equivalent of:

A) The increase of net public debt originating in the substantiation of the collateral supplied by the Ministry of Economy and Finance, for the debt that the Mortgage Bank of Uruguay has with the Bank of the Republic of Uruguay, as per the agreement between the Ministry of Economy and Finance and the Bank of the Republic of Uruguay, dated 12 February 2004 and its amendment dated 29 September 2004.-

B) The changes in net debt derived from legal action involving the State as a consequence of the 2002 financial crisis.

C) Changes in net debt derived from the capitalization of public banks, as well as that resulting from modifications of financial asset evaluation, data coverage or reclassification of accounts.

Article 4.- (*)

(*) Notes:

Repealed by: Law No. 19.355 of 12/19/2015 article 737.

Article 5.-

The Executive Branch may exceed 50% (fifty percent) the maximum amount set for a year determined by the first paragraph of Article 2 of this law in those cases in which extraordinary and unforeseen factors so justify, reporting to the General Assembly and without altering the maximum amounts set for the following years. (*)

(*) Notes:

Drafting given by: Law No. 19.355 of 12/19/2015 article 735.

Article 6.-

For the purposes of controlling the debt ceilings of net public debt increase at the close of each year, available assets and liabilities denominated in currencies other than the United States dollar will be valued at the prevailing interbank exchange rate at the close of the last business day of the preceding year for the debt contracted prior to that date, and at the interbank exchange rate prevailing at the time of its contracting, if this occurred in the same year. The same criteria will be used for debt denominated in indexed units, based on arbitrations defined by the Central Bank of Uruguay. (*)

(*) Notes:

Drafting given by: Law No. 19.355 of 12/19/2015 article 736.

Artículo 7.-

During the presentation of accountability bills, the Executive will inform the General Assembly about compliance with the provisions of Article 2 of this law. (*)

(*) Notes:

Drafting given by: Law No. 19.355 of 12/19/2015 article 736.

Article 8.-

The evaluation of compliance with the provisions of article 2 of this Law at the end of each year, will be performed once the Central Bank of Uruguay publish the corresponding figures. (*)

(*) Notes:

Drafting given by: Law No. 19.355 of 12/19/2015 article 736.

Sessions Room of the Chamber of Representatives, in Montevideo, on 27 December 2005.

(signed) NORA CASTRO President

MARTI DALGALARRONDO AÑON

Secretary

Presidency of the Republic of Uruguay

MINISTRY OF ECONOMY AND FINANCE

Montevideo, January 8th, 2006

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